NTR Metals

REFINING STATEMENT

Friday, April 29, 2011

Lot No. **541589**

BONANZA GOLDFIELD CORPORATION
736 EAST BRAEBURN
PHOENIX, AZ 85022
Contact: DAVID JANNEY
Phone: 800.971.2669
Fax: 602.283.5122

WEIGHT	G
BEFORE MELT:	9.6
AFTER MELT:	9.1
RECEIVED:	Walk In

Karat Lot

	ASSAY	CONTENT TROY oz.	RETURN RATE	PAYABLE TROY oz.	ADJUSTMENT TROY oz.	SPOT PRICE	AMOUNT
Gold	95.50%	0.279	98.00%	0.274	0.00	$1,548.30	$423.95
Silver	0.00%	0.000	0.00%	0.000	0.00	$0.00	$0.00
Platinum	0.00%	0.000	0.00%	0.000	0.00	$0.00	$0.00
Palladium	0.00%	0.000	0.00%	0.000	0.00	$0.00	$0.00

NOTES:

RSR# 21831
CHECK#
NEED DL
CUSTOMER RECEIVES 0.274 oz OF 24 KT

Bonanza
Goldfield
Corp.

	AMOUNT
Metals Amount Due	**$423.95**
Assay Charges	$0.00
Melt Charges	$0.00
Refining Charges	$0.00
Transport Charges	$0.00
TRADE FOR SHOT	($423.95)
Batteries	$0.00
Total Amount Due	**$0.00**
Advance Amt	**$0.00**
Net Balance	**$0.00**